Exhibit 99.1

9503 East 33rd Street Indianapolis, IN 46235-4207 (800) CELADON (317) 972-7000

For more information:
Jeryl Desjarlais                                               April 25, 2013
Communications Manager
(800) CELADON Ext. 7070
(317) 972-7070 Direct
jdesjarlais@celadongroup.com

CELADON GROUP REPORTS THIRD FISCAL QUARTER FINANCIAL RESULTS
AND DELCARES DIVIDEND

INDIANAPOLIS – Celadon Group Inc. (NYSE : CGI) today reported its financial and operating results for the three months ended March 31, 2013, the third fiscal quarter of the Company’s fiscal year ending June 30, 2013.

Revenue for the quarter decreased 2.4% to $149.6 million in the 2013 quarter from $153.3 million in the 2012 quarter. Freight revenue decreased 1.9% to $118.7 million in the 2013 quarter from $121.0 million in the 2012 quarter. Net income decreased 22.8% to $4.4 million in the 2013 quarter from $5.7 million for the same quarter last year. Earnings per diluted share decreased 24% to $0.19 in the 2013 quarter from $0.25 for the same quarter last year.

For the nine months ended March 31, 2013, revenue increased 2.2% to $451.0 million in 2013 from $441.5 million for the same period last year.  Freight revenue, which excludes fuel surcharges, increased 1.9% to $357.6 million in 2013 from $350.8 million for the same period last year. Net income increased to $20.0 million in 2013 from $16.6 million for the same period last year.  Earnings per diluted share increased to $0.86 in 2013 from $0.73 for the same period last year.

Paul Will, President and Chief Executive Officer, made the following comments: “The quarter was impacted by several factors when compared with prior year.  Due to leap year in 2012 and an early Easter in 2013, there were basically two fewer business days.  In addition, winter weather storms in 2013 resulted in decreased availability for freight movements compared with the prior year.  Our benefits expense related to medical claims negatively impacted the 2013 quarter by approximately three cents in earnings per share compared with prior year due to some unusually high medical claims that were incurred in the quarter.

“We are pleased with the increase in average revenue per tractor per week of $99, or 3.5%, to $2,898 in the March 31, 2013 quarter from $2,799 in the prior year period.  However, we are disappointed in the decrease in the average seated line-haul tractors of 227, or 8%, to 2,624 in the March 31, 2013 quarter from 2,851 in the March 31, 2012 quarter.  To address this shortfall, we have expanded recruiting efforts at terminal locations, as well as established a driving school and training program at our Indianapolis headquarters.  These actions have already produced positive results as our seated count has increased by over 70 since March 31, 2013.

“The average age of the Company’s tractor fleet was 1.2 years as of March 31, 2013, compared to 1.6 years as of March 31, 2012 and the average age of the trailer fleet was 2.0 years as of March 31, 2013 compared with 3.2 years as of March 31, 2012.  The Company has completed its current tractor refresh cycle and will be complete on the trailer side in the June quarter.

“We believe we have put in place a lean cost structure, upgraded and expanded the fleet to one of the newest in the industry, broadened service offerings to customers, and positioned the Company to allow it to expand margins and profitability.

“Our balance sheet remains solid and we retain significant liquidity to support the growth of our business. At March 31, 2013, we had $220.1 million of stockholders' equity, and $4.5 million in cash and cash equivalents.”

On April 25, 2013, the Board of Directors approved a regular cash dividend to shareholders for the quarter ending March 31, 2013.  The quarterly cash dividend of two cents ($0.02) per share of common stock will be payable on July 14, 2013 to shareholders of record at the close of business on July 5, 2013.

Conference Call Information

An investor conference call is scheduled for Friday, April, 26, at 11:00 a.m. ET. Steve Russell and other members of management will discuss the results of the quarter. To listen and participate in a questions-and-answers exchange, simply dial 855-410-0553 (or 646-583-7389) pin number 234998 a few minutes prior to the start time. A replay will be available through May 26th at http://investors.celadontrucking.com.

Celadon Group Inc. (www.celadongroup.com), through its subsidiaries, primarily provides long-haul, full-truckload freight service across the United States, Canada and Mexico. The company also owns Celadon Logistics Services, which provides freight brokerage; Celadon Dedicated Services, which provides supply chain management solutions, such as warehousing and dedicated fleet services; and owns a minority interest in TruckersB2B (www.truckersb2b.com) which provides cost savings to member fleets.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Actual results may differ from those set forth in the forward-looking statements.  The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: the risk that our perception of additional capacity due to seating trucks and perceived benefits thereof are inaccurate; the risk that our perception of changes in our customer base and perceived benefits thereto are inaccurate; the risk that managing our tractor fleet age does not result in greater flexibility and lower operating expenses; excess tractor and trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at our facilities, or at customer, port, border crossing, or other shipping related facilities; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; increases in insurance premiums and deductible amounts; elevated experience in the frequency or severity of claims relating to accident, cargo, workers' compensation, health, and other matters; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, the volume and terms of diesel purchase commitment, interest rates, fuel taxes, tolls, and license and registration fees; fluctuations in foreign currency exchange rates; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; increases in interest rates or decreased availability of capital or other sources of financing for revenue equipment; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers and new emissions control regulations; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; the timing of, and any rules relating to, the opening of the border to Mexican drivers; challenges associated with doing business internationally; our ability to retain key employees; and the effects of actual or threatened military action or terrorist attacks or responses, including security measures that may impede shipping efficiency, especially at border crossings.

Readers should review and consider these factors along with the various disclosures by the company in its press releases, stockholder reports, and filings with the Securities Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

- tables follow -

CELADON GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (Dollars and shares in thousands except per share amounts)
(Unaudited)

	For the three months ended		For the nine months ended
	March 31,		March 31,
	2013	2012	2013	2012

REVENUE:
Revenue, before fuel surcharge	$118,736	$120,988	$357,647	$350,831
Fuel surcharge revenue	30,902	32,321	93,400	90,638
Total revenue	149,638	153,309	451,047	441,469

OPERATING EXPENSES:
Salaries, wages, and employee benefits	40,334	41,720	122,373	116,842
Fuel	35,808	41,253	109,682	116,782
Purchased transportation	32,814	26,833	89,789	81,268
Revenue equipment rentals	1,653	2,332	5,303	4,238
Operations and maintenance	7,912	10,130	23,691	30,110
Insurance and claims	3,495	3,527	10,984	10,245
Depreciation and amortization	13,796	11,563	36,004	35,507
Communications and utilities	1,382	1,080	4,023	2,982
Operating taxes and licenses	2,660	2,531	7,758	7,636
General and other operating	1,748	1,737	5,673	5,035
Total operating expenses	141,602	142,706	415,280	410,645

Operating income	8,036	10,603	35,767	30,824

Interest expense	1,080	1,382	3,743	4,288
Interest income	0	(4)	0	(56)
Other (income) expense, net	(400)	(199)	(679)	(696)
Income before income taxes	7,356	9,424	32,703	27,288
Income tax expense	2,978	3,766	12,683	10,717
Net income	$4,378	$5,658	$20,020	$16,571

Income per common share:
Diluted	$0.19	$0.25	$0.86	$0.73
Basic	$0.19	$0.25	$0.89	$0.75

Diluted weighted average shares outstanding	23,522	22,974	23,315	22,783
Basic weighted average shares outstanding	22,730	22,235	22,567	22,234

Key Operating Statistics

	For the three months ended		For the nine months ended
	March 31,		March 31,
	2013	2012	2013	2012
Average revenue per loaded mile (*)	$1.545	$1.529	$1.555	$1.522
Average revenue per total mile (*)	$1.374	$1.358	$1.386	$1.356
Average revenue per tractor per week (*)	$2,898	$2,799	$2,873	$2,858
Average miles per seated tractor per week(**)	2,080	2,051	2,054	2,098
Average seated line-haul tractors (**)	2,624	2,851	2,686	2,671
*Freight revenue excluding fuel surcharge and our Mexican subsidiary Jaguar.
**Total seated fleet, including equipment operated by independent contractors and our Mexican subsidiary, Jaguar.

CELADON GROUP, INC
CONDENSED CONSOLIDATED BALANCE SHEETS
March 31, 2013 and June 30, 2012
(Dollars and shares in thousands except par value amounts)

	(unaudited)
	March 31,	June 30,
ASSETS	2013	2012

Current assets:
Cash and cash equivalents	$4,529	$33,646
Trade receivables, net of allowance for doubtful accounts of $924 and $1,007 at March 31, 2013 and June 30, 2012, respectively	66,826	67,615
Prepaid expenses and other current assets	15,036	10,910
Tires in service	959	1,805
Equipment held for resale	12,569	7,908
Deferred income taxes	3,948	4,160
Total current assets	103,867	126,044
Property and equipment	580,868	483,327
Less accumulated depreciation and amortization	110,184	112,871
Net property and equipment	470,684	370,456
Tires in service	1,384	2,487
Goodwill	17,483	16,702
Investment in unconsolidated companies	4,266	3,491
Other assets	3,267	1,531
Total assets	$600,951	$520,711

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,202	$7,734
Accrued salaries and benefits	10,472	13,854
Accrued insurance and claims	9,525	10,138
Accrued fuel expense	10,229	6,029
Other accrued expenses	21,018	17,911
Current maturities of capital lease obligations	24,878	45,135
Income taxes payable	927	1,483
Total current liabilities	82,251	102,284
Capital lease obligations, net of current maturities	187,765	185,436
Long term debt, net of current maturities	64,772	---
Deferred income taxes	46,047	38,210
Stockholders' equity:
Common stock, $0.033 par value, authorized 40,000 shares; issued and outstanding 23,897 and 23,984 shares at March 31, 2013 and June 30, 2012, respectively	788	791
Treasury stock at cost, 707 and 1,155 shares at March 31, 2013 and June 30, 2012, respectively	(4,880)	(7,966)
Additional paid-in capital	103,219	101,154
Retained earnings	124,437	105,765
Accumulated other comprehensive loss	(3,448)	(4,963)
Total stockholders' equity	220,116	194,781
Total liabilities and stockholders' equity	$600,951	$520,711

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